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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related proxy statement/prospectus of Aspect Development, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated
January 26, 1998, except with respect to paragraph 3 of Note 4, as to which the date is August 14, 1998 and paragraph 4 of Note 4, as to which the date is March 10, 2000, with respect to the consolidated financial statements of Aspect Development, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                      ERNST & YOUNG LLP


Palo Alto, California
April 25, 2000